Exhibit 99.1

PRESS RELEASE

Contact Information:
Dan Sink
EVP & CFO
(317) 577-5609
dsink@kiterealty.com

Kite Realty Group Trust Reports Fourth Quarter and Full Year 2017 Operating Results and
Releases 2018 Guidance

Indianapolis, Ind., February 1, 2018 - Kite Realty Group Trust (NYSE: KRG) (the “Company”) announced today its operating results for the fourth quarter and full year ended December 31, 2017, and its 2018 guidance. Financial statements, exhibits, and reconciliations of non-GAAP measures attached to this release include the details of the Company’s results.
Fourth Quarter Highlights

•	Generated net income attributable to common shareholders of $2.3 million, or $0.03 per diluted common share.

•	Realized Funds From Operations of the Operating Partnership (“FFO”), as defined by NAREIT, of $42.8 million, or $0.50 per diluted common share.

•	Increased Same-Property Net Operating Income (“NOI”) 1.5% compared to the same period in the prior year.

•	Realized small shop leased percentage of 90.5% at the end of the year, an increase of 160 basis points over the prior year.

•	Executed 745,137 square feet of new and renewal leases on 131 individual spaces.

•	Generated aggregate rent spreads on 102 comparable new and renewal leases of 7.2% on a cash basis and 11.2% on a GAAP basis.

•	Completed two of the Company’s Redevelopment, Repurpose and Reposition (“3-R”) projects with cumulative costs totaling $8.9 million and a projected annualized return of 10.1%.

•	Increased quarterly common dividend by 5.0% to $0.3175 per share.

Full Year Highlights

•	Generated net income attributable to common shareholders of $11.9 million, or $0.14 per diluted common share.

•	Realized FFO, as defined by NAREIT, of $174.7 million, or $2.04 per diluted common share.

•	Increased Same-Property NOI 2.9% for the comparable operating portfolio, or 3.2% excluding the impact of the 3-R initiative.

•	Achieved comparable and non-comparable new lease ABR of $23.46 compared to the portfolio average of $16.32, or a 44% premium.

•	Executed over 2.3 million square feet of new and renewal leases on 393 individual spaces.

•	Generated aggregate rent spreads on 298 comparable new and renewal leases of 9.0% on a cash basis and 13.3% on a GAAP basis.

•
Completed the sale of four assets generating $78 million of gross proceeds: Cove Center in Stuart, Florida; The Shops at Village Walk in Fort Myers, Florida; Clay Marketplace in Birmingham, Alabama; and Wheatland Towne Crossing in Dallas, Texas.

•	Maintained a well-laddered debt maturity schedule, with only $82.4 million of debt maturing through 2020 and a weighted average maturity of 5.5 years across the Company’s debt portfolio.

•	Completed development project at Parkside Town Commons, Phase II, and the expansion of Holly Springs, Phase II, transitioning both to our operating portfolio at 95.4% and 100% leased, respectively.

“Our 2017 results demonstrate the successful execution of our strategic plan,” said John Kite, Chairman and Chief Executive Officer. “Operationally, we continue to see strong demand for our well-positioned real estate, as evidenced by our small shops leased at 90.5% and our signing 298 comparable leases at a 13.3% spread on a GAAP basis. From a capital allocation perspective, we continued to execute by completing seven 3-R projects at a 12.3% yield and selling four assets for $78 million in gross proceeds. In 2018, we look forward to furthering our strategic objectives as we remain focused on operating fundamentals, expanding our relationships with strong, competitive retailers, and selling non-core assets to reach our target leverage.”
Financial & Portfolio Results
Financial Results
Net income attributable to common shareholders for the three months ended December 31, 2017, was $2.3 million, compared to $3.4 million for the same period in 2016. For the twelve months ended December 31, 2017, net income attributable to common shareholders was $11.9 million, compared to $1.2 million for the twelve months ended December 31, 2016. Full year 2017 results included a $7.4 million operating property impairment, while full year 2016 results included $2.8 million in transaction costs.
For the three months ended December 31, 2017, FFO, as defined by NAREIT, was $42.8 million, or $0.50 per diluted common share, compared to $42.1 million, or $0.49 per diluted common share, for the same period in the prior year. For the three months ended December 31, 2017, FFO, as adjusted, was $42.8 million, or $0.50 per diluted common share, compared to $42.9 million, or $0.50 per diluted common share, for the same period in the prior year.
For the twelve months ended December 31, 2017, FFO, as defined by NAREIT, was $174.7 million, or $2.04 per diluted common share, compared to $170.6 million, or $2.00 per diluted common share, for the prior year. For the twelve months ended December 31, 2017, FFO, as adjusted, was $174.7 million, or $2.04 per diluted common share, compared to $175.8 million, or $2.06 per diluted common share, for the prior year. Full year 2017 results included the effects of $78 million of asset dispositions during the year.
Portfolio Operations
As of December 31, 2017, the Company owned interests in 117 operating and redevelopment properties totaling approximately 23.3 million square feet and two development projects currently under construction totaling 0.7 million square feet. The owned gross leasable area in the Company’s retail operating portfolio was 94.8% leased as of December 31, 2017, and the Company’s total portfolio was 94.4% leased. We exceeded our small-shop goal of 90% leased, reaching 90.5% at year-end, representing an increase of 160 basis points over last year-end and 80 basis points over the prior quarter.
Same-property NOI, which includes 104 operating properties, increased 1.5% in the fourth quarter compared to the same period in the prior year. The leased percentage of properties included in the same-property pool was 94.6% at December 31, 2017, compared to 95.3% in the same period in the prior year. For the full year, same-property NOI increased 2.9% compared to the same period in the prior year, or 3.2% excluding the impact of the Company’s 3-R initiative.
The Company executed leases on 131 individual spaces totaling 745,137 square feet during the fourth quarter of 2017, including 102 comparable new and renewal leases for 672,970 square feet. Cash rent spreads on comparable new and renewal leases executed in the quarter were 20.0% and 5.3%, respectively, for a blended cash rent spread of 7.2%. The blended leasing spread on a straight-line basis, which includes periodic contractual rent increases over the term of the lease, was 11.2%.
Several noteworthy tenants recently opened, including O2 Fitness at Holly Springs Towne Center (Raleigh, NC), Hobby Lobby at Parkside Town Commons (Raleigh, NC), Aldi at Bolton Plaza (Jacksonville, FL), Ross at Trussville Promenade (Birmingham, AL), and North Italia, Talbots, and Athleta, all at Rampart Commons (Las Vegas, NV).
Development and Redevelopment
As of December 31, 2017, we had two development projects under construction across the street from the University of Notre Dame campus. In the fourth quarter, the Company entered into a joint venture in which we own a 35% non-controlling interest to develop a full-service Embassy Suites hotel at Eddy Street Commons. In addition to the hotel, the development will include new upscale apartments, residential townhomes, condos, retail space, and a community center.
We completed construction on two 3-R projects during the fourth quarter: Bolton Plaza, Phase II (Jacksonville, FL) and Trussville Promenade (Birmingham, AL). The Company invested $8.9 million into these properties for a projected annualized return of 10.1%.

The Company’s 3-R program currently includes seven projects under various stages of construction, with estimated combined costs ranging from $71.0 to $77.0 million and an estimated combined annualized return ranging from 8.0% to 9.0%. During the quarter, the Company commenced construction on one new 3-R project at Beechwood Promenade (Athens, GA), which will include a new 21,668 square foot lease with Michaels and a new outlot for Starbucks.
2018 Earnings Guidance
The Company is introducing guidance for 2018 FFO, as defined by NAREIT, in a range of $1.98 to $2.04 per diluted common share. The 2018 earnings guidance is based on the following key assumptions:
Operations

•	Increase in same-property NOI of 1.0% to 1.5% (including bad debt expense);

•	Year-end retail portfolio leased rate of 94.5% to 95.5%;

Investments

•	Dispositions of operating properties of +/- $60 million in the first quarter;

•	No acquisition or capital markets activity;

•	The effects of prior-year operating property dispositions of $78 million;

Other

•	General and administrative expense of $21.5 million to $22.5 million;

•	GAAP interest expense of $66 million to $67 million;

•	Non-cash below market lease amortization and straight line rent of $9.0 to $9.5 million;

•	Gain on sale of non-depreciable assets included in Other Property Related Revenue of $2 million to $3 million; and

•	Fee Revenue of $2.0 million to $2.5 million.

The 2018 earnings guidance is based on a number of factors, many of which are outside the Company’s control and all of which are subject to change. The Company may change its guidance during the year if actual or anticipated results vary from these or other assumptions, although the Company undertakes no obligation to do so.

Guidance Range For Full Year 2018	Low	High
Consolidated net income per diluted common share	$0.27	$0.33
Add: Depreciation, amortization and other	1.71	1.71
FFO, as defined by NAREIT, per diluted common share	$1.98	$2.04
Earnings Conference Call

The Company will conduct a conference call to discuss its financial results on Friday, February 2, 2018, at 11:00 a.m. Eastern Time. A live webcast of the conference call will be available online on the Company’s corporate website at www.kiterealty.com. The dial-in numbers are (844) 309-0605 for domestic callers and (574) 990-9933 for international callers (passcode 7059307). In addition, a webcast replay link will be available on the corporate website.
About Kite Realty Group Trust

Kite Realty Group Trust is a full-service, vertically integrated real estate investment trust (REIT) engaged primarily in the ownership and operation, acquisition, development and redevelopment of high-quality neighborhood and community shopping centers in select markets in the United States. As of December 31, 2017, we owned interests in 117 operating and redevelopment properties totaling approximately 23.3 million square feet and two development projects currently under construction.
Our strategy is to maximize the cash flow of our operating properties, successfully complete the construction and lease-up of our redevelopment and development portfolio, and identify additional opportunities to acquire or dispose of properties to further strengthen the Company. New investments are focused in the shopping center sector primarily in markets where we believe we can leverage our existing infrastructure and relationships to generate attractive risk-adjusted returns or otherwise in desirable trade areas. Dispositions are generally designed to increase the quality of our portfolio and to strengthen the Company’s balance sheet.

Safe Harbor

Certain statements in this document that are not historical fact may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, performance, transactions or achievements, financial or otherwise, may differ materially from the results, performance, transactions or achievements, financial or otherwise, expressed or implied by the forward-looking statements. Risks, uncertainties and other factors that might cause such differences, some of which could be material, include, but are not limited to: national and local economic, business, real estate and other market conditions, particularly in light of low growth in the U.S. economy as well as economic uncertainty caused by fluctuations in the prices of oil and other energy sources; financing risks, including the availability of, and costs associated with, sources of liquidity; the Company’s ability to refinance, or extend the maturity dates of, its indebtedness; the level and volatility of interest rates; the financial stability of tenants, including their ability to pay rent and the risk of tenant bankruptcies; the competitive environment in which the Company operates; acquisition, disposition, development and joint venture risks; property ownership and management risks; the Company’s ability to maintain its status as a real estate investment trust for federal income tax purposes; potential environmental and other liabilities; impairment in the value of real estate property the Company owns; the impact of online retail and the perception that such retail has on the value of shopping center assets; risks related to the geographical concentration of the Company’s properties in Florida, Indiana and Texas; insurance costs and coverage; risks associated with cybersecurity attacks and the loss of confidential information and other business interruptions; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by the Company from time to time with the SEC, specifically the section titled “Risk Factors” in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which discuss these and other factors that could adversely affect the Company’s results. The Company undertakes no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Kite Realty Group Trust
Consolidated Balance Sheets
(Unaudited)

($ in thousands)
	December 31, 2017	December 31, 2016
Assets:
Investment properties, at cost	$3,957,884	$3,996,065
Less: accumulated depreciation	(664,614)	(560,683)
	3,293,270	3,435,382

Cash and cash equivalents	24,082	19,874
Tenant and other receivables, including accrued straight-line rent of $31,747 and $28,703 respectively, net of allowance for uncollectible accounts	58,328	53,087
Restricted cash and escrow deposits	8,094	9,037
Deferred costs and intangibles, net	112,359	129,264
Prepaid and other assets	16,365	9,727
Total Assets	$3,512,498	$3,656,371
Liabilities and Shareholders’ Equity:
Mortgage and other indebtedness, net	$1,699,239	$1,731,074
Accounts payable and accrued expenses	78,482	80,664
Deferred revenue and other liabilities	96,564	112,202
Total Liabilities	1,874,285	1,923,940
Commitments and contingencies
Limited Partners’ interests in the Operating Partnership and other redeemable noncontrolling interests	72,104	88,165
Shareholders’ Equity:
Kite Realty Group Trust Shareholders’ Equity:
Common Shares, $.01 par value, 225,000,000 shares authorized, 83,606,068 and 83,545,398 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	836	835
Additional paid in capital	2,071,418	2,062,360
Accumulated other comprehensive loss	2,990	(316)
Accumulated deficit	(509,833)	(419,305)
Total Kite Realty Group Trust Shareholders’ Equity	1,565,411	1,643,574
Noncontrolling Interests	698	692
Total Equity	1,566,109	1,644,266
Total Liabilities and Shareholders' Equity	$3,512,498	$3,656,371

Kite Realty Group Trust
Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2017 and 2016
(Unaudited)

($ in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue:
Minimum rent	$68,518	$68,622	$273,444	$274,059
Tenant reimbursements	18,252	17,791	73,000	70,482
Other property related revenue	1,772	2,461	11,998	9,581
Fee income	377	—	377	—
Total revenue	88,919	88,874	358,819	354,122
Expenses:
Property operating	12,693	12,469	49,643	47,923
Real estate taxes	10,796	10,511	43,180	42,838
General, administrative, and other	5,360	5,375	21,749	20,603
Transaction costs	—	—	—	2,771
Impairment charge	—	—	7,411	—
Depreciation and amortization	40,758	42,939	172,091	174,564
Total expenses	69,607	71,294	294,074	288,699
Operating income	19,312	17,580	64,745	65,423
Interest expense	(16,452)	(17,613)	(65,702)	(65,577)
Income tax benefit (expense) of taxable REIT subsidiary	36	(51)	100	(814)
Other expense, net	(101)	(75)	(415)	(169)
Income (loss) from continuing operations	2,795	(159)	(1,272)	(1,137)
Gains on sales of operating properties	—	4,059	15,160	4,253
Net income	2,795	3,900	13,888	3,116
Net income attributable to noncontrolling interests	(486)	(541)	(2,014)	(1,933)
Net income attributable to Kite Realty Group Trust common shareholders	$2,309	$3,359	$11,874	$1,183

Income per common share - basic	$0.03	0.04	0.14	0.01
Income per common share - diluted	$0.03	$0.04	$0.14	$0.01

Weighted average common shares outstanding - basic	83,595,677	83,545,807	83,585,333	83,436,511
Weighted average common shares outstanding - diluted	83,705,764	83,571,663	83,690,418	83,465,500
Cash dividends declared per common share	$0.3175	$0.3025	$1.2250	$1.1650

Kite Realty Group Trust
Funds From Operations
For the Three and Twelve Months Ended December 31, 2017 and 2016
(Unaudited)

($ in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Funds From Operations
Consolidated net income	$2,795	$3,900	$13,888	$3,116
Less: net income attributable to noncontrolling interests in properties	(428)	(461)	(1,731)	(1,844)
Less: gains on sales of operating properties	—	(4,059)	(15,160)	(4,253)
Add: impairment charge	—	—	7,411	—
Add: depreciation and amortization of consolidated entities, net of noncontrolling interests	40,425	42,670	170,315	173,578
FFO of the Operating Partnership[1]	42,792	42,050	174,723	170,597
Less: Limited Partners' interests in FFO	(971)	(1,164)	(3,966)	(3,872)
FFO attributable to Kite Realty Group Trust common shareholders[1]	$41,821	$40,886	$170,757	$166,725
FFO, as defined by NAREIT, per share of the Operating Partnership - basic	$0.50	$0.49	$2.04	$2.00
FFO, as defined by NAREIT, per share of the Operating Partnership - diluted	$0.50	$0.49	$2.04	$2.00

FFO of the Operating Partnership[1]	$42,792	$42,050	$174,723	$170,597
Add: accelerated amortization of debt issuance costs (non-cash)	—	—	—	1,121
Add: transaction costs	—	—	—	2,771
Add: severance charge	—	—	—	500
Add: loss on debt extinguishment	—	819	—	819
FFO, as adjusted, of the Operating Partnership	$42,792	$42,869	$174,723	$175,808
FFO, as adjusted, per share of the Operating Partnership - basic	$0.50	$0.50	$2.04	$2.06
FFO, as adjusted, per share of the Operating Partnership - diluted	$0.50	$0.50	$2.04	$2.06

Weighted average common shares outstanding - basic	83,595,677	83,545,807	83,585,333	83,436,511
Weighted average common shares outstanding - diluted	83,705,764	83,571,663	83,690,418	83,465,500
Weighted average common shares and units outstanding - basic	85,580,898	85,488,234	85,566,272	85,374,910
Weighted average common shares and units outstanding - diluted	85,690,986	85,514,090	85,671,358	85,403,899

FFO, as defined by NAREIT, per diluted share
Consolidated net income	$0.03	$0.05	$0.16	$0.04
Less: net income attributable to noncontrolling interests in properties	(0.01)	(0.01)	(0.03)	(0.02)
Less: gains on sales of operating properties	—	(0.05)	(0.18)	(0.05)
Add: impairment charge	—	—	0.09	—
Add: depreciation and amortization of consolidated entities, net of noncontrolling interests	0.48	0.50	2.00	2.03
FFO, as defined by NAREIT, of the Operating Partnership per diluted share[1]	$0.50	$0.49	$2.04	$2.00

Add: accelerated amortization of debt issuance costs	—	—	—	0.01
Add: transaction costs	—	—	—	0.03
Add: severance charge	—	—	—	0.01
Add: loss on debt extinguishment	—	0.01	—	0.01
FFO, as adjusted, of the Operating Partnership per diluted share	$0.50	$0.50	$2.04	$2.06

____________________
1
“FFO of the Operating Partnership" measures 100% of the operating performance of the Operating Partnership’s real estate properties. “FFO attributable to Kite Realty Group Trust common shareholders” reflects a reduction for the redeemable noncontrolling weighted average diluted interest in the Operating Partnership.

Funds from Operations (FFO) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance. The Company calculates FFO, a non-GAAP financial measure, in accordance with the best practices described in the April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts ("NAREIT"). The NAREIT white paper defines FFO as net income (determined in accordance with GAAP), excluding gains (or losses) from sales and impairments of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.
Considering the nature of our business as a real estate owner and operator, the Company believes that FFO is helpful to investors in measuring our operational performance because it excludes various items included in net income that do not relate to or are not indicative of our operating performance, such as gains or losses from sales of depreciated property and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. For informational purposes, the Company has also provided FFO adjusted for accelerated amortization of debt issuance costs, transaction costs, a severance charge and a debt extinguishment loss in 2016. The Company believes this supplemental information provides a meaningful measure of our operating performance. The Company believes our presentation of FFO, as adjusted, provides investors with another financial measure that may facilitate comparison of operating performance between periods and among our peer companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our financial performance, is not an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, and is not indicative of funds available to satisfy our cash needs, including our ability to make distributions. Our computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than we do.

Kite Realty Group Trust
Same Property Net Operating Income
For the Three and Twelve Months Ended December 31, 2017 and 2016
(Unaudited)

($ in thousands)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017	2016	% Change	2017	2016	% Change
Number of properties for the quarter[1]	104	104

Leased percentage at period end	94.6%	95.3%		94.6%	95.3%
Economic Occupancy percentage[2]	93.2%	93.3%		93.6%	93.0%

Minimum rent	$59,124	$57,940		$234,739	$228,652
Tenant recoveries	16,172	15,905		65,245	62,866
Other income	1,159	1,412		1,998	2,133
	76,455	75,257		301,982	293,651

Property operating expenses	(10,490)	(10,474)		(40,373)	(39,430)
Real estate taxes	(9,534)	(9,202)		(39,342)	(38,124)
	(20,024)	(19,676)		(79,715)	(77,554)
Same Property NOI[3]	$56,431	$55,581	1.5%	$222,267	$216,097	2.9%
Same Property NOI - excluding the impact of the 3-R initiative[4]			1.5%			3.2%

Reconciliation of Same Property NOI to Most Directly Comparable GAAP Measure:
Net operating income - same properties	$56,431	$55,581		$222,267	$216,097
Net operating income - non-same activity[5]	9,546	10,886		46,156	49,078
Provision for bad debts - same properties	(547)	(573)		(2,427)	(1,814)
Other expense, net	(65)	(126)		(315)	(983)
General, administrative and other	(5,360)	(5,375)		(21,749)	(20,603)
Transaction costs	—	—		—	(2,771)
Impairment charge	—	—		(7,411)	—
Depreciation and amortization expense	(40,758)	(42,939)		(172,091)	(174,564)
Interest expense	(16,452)	(17,613)		(65,702)	(65,577)
Gains on sales of operating properties	—	4,059		15,160	4,253
Net income attributable to noncontrolling interests	(486)	(541)		(2,014)	(1,933)
Net income attributable to common shareholders	$2,309	$3,359		$11,874	$1,183

____________________
1	Same Property NOI excludes eight properties in redevelopment, the recently completed Northdale Promenade redevelopment as well as office properties (Thirty South Meridian and Eddy Street Commons).
2
Excludes leases that are signed but for which tenants have not yet commenced the payment of cash rent. Calculated as a weighted average based on the timing of cash rent commencement and expiration during the period.

3
Same Property NOI excludes net gains from outlot sales, straight-line rent revenue, bad debt expense and recoveries, lease termination fees, amortization of lease intangibles and significant prior period expense recoveries and adjustments, if any.

4	See pages 31 and 32 of Q4 2017 supplemental for further detail of the properties included in the 3-R initiative.
5	Includes non-cash activity across the portfolio as well as net operating income from properties not included in the same property pool.
The Company uses same property NOI ("Same Property NOI"), a non-GAAP financial measure, to evaluate the performance of our properties. Same Property NOI excludes properties that have not been owned for the full period presented. It also excludes net gains from outlot sales, straight-line rent revenue, bad debt expense and recoveries, lease termination fees, amortization of lease intangibles and significant prior period expense recoveries and adjustments, if any. The Company believes that Same Property NOI is helpful to investors as a measure of our operating performance because it includes only the NOI of properties that have been owned for the full period presented, which eliminates disparities in net income due to the acquisition or disposition of properties during the particular period presented and thus provides a more consistent metric for the comparison of our properties. The year to date results represent the sum of the individual quarters, as reported.
NOI and Same Property NOI should not, however, be considered as alternatives to net income (calculated in accordance with GAAP) as indicators of our financial performance. Our computation of NOI and Same Property NOI may differ from the methodology used by other REITs, and therefore may not be comparable to such other REITs.
When evaluating the properties that are included in the same property pool, the Company has established specific criteria for determining the inclusion of properties acquired or those recently under development. An acquired property is included in the same property pool when there is a full quarter of operations in both years subsequent to the acquisition date. Development and redevelopment properties are included in the same property pool four full quarters after the properties have been transferred to the operating portfolio. A redevelopment property is first excluded from the same property pool when the execution of a redevelopment plan is likely and the Company begins recapturing space from tenants. For the quarter ended December 31, 2017, the Company excluded eight redevelopment properties and the recently completed Northdale Promenade redevelopment from the same property pool that met these criteria and were owned in both comparable periods.